Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 25TH day of February, 2008, by and between TWL Knowledge Group, Inc., a Delaware corporation (the “Company”) and Daniel Hammett (“Executive”).

A.	RECITALS

1.           Executive is the founder of Divergent Entertainment, Inc. (“DEI”), which is being acquired by the Company and will be run as a division of the Company (the “DEI Division”).

2.           Executive has the professional and personal skills to serve Company as the President of the DEI Division, and can be instrumental in helping it to achieve its objectives to the mutual benefit of Company and Executive.

3.           The parties wish to establish an employment relationship, to protect Company’s business and other interests, to provide protections to Executive in the event Executive’s employment is terminated with or without Cause (as defined herein), and to provide the essential terms of Executive’s employment.

B.	AGREEMENT

In consideration of the foregoing premises, the mutual covenants and obligations of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Employment.  Subject to all of the terms and conditions of this Agreement, Company agrees to employ Executive, and Executive agrees to accept employment with Company.  It is understood that Executive will be subject to the policies and terms (as they may be amended from time to time by Company) as adopted by Company’s Board of Directors (“Board”), Company’s employee handbook, other policies in effect for salaried employees of Company, and the Company’s Chief Executive Officer, except as otherwise specifically provided in this Agreement.

2.           Duties.   The services of Executive shall be exclusive to Company, except as otherwise agreed to in writing by Company.  Executive shall initially function in the capacity of President of the DEI Division, shall exert Executive’s full energy and full working time to the prosecution of Executive’s duties, and shall promptly and faithfully perform all of the duties which pertain to that employment.  Notwithstanding the above obligations, Executive may serve on outside boards of directors or committees and participate in other outside activities if the outside activities are first disclosed to and approved in writing by Company’s Board.  That approval will not be withheld unless the Board reasonably determines that the outside activities conflict with the provisions of this Agreement, impair Executive’s ability to perform Executive’s duties under this Agreement, or otherwise conflict with the legitimate business interests of Company.

3.           Term of Employment.  This Agreement will become effective as of the Effective Date and will remain in effect for a term of four (4) years unless otherwise terminated in accordance with Section 5 hereof.

4.           Compensation, Reimbursements and Benefits.  As compensation for all of Executive’s services under this Agreement, Company agrees to provide Executive the following compensation, reimbursements and benefits:

a.           Base Salary.  Company will pay Executive an annual base salary (the “Base Salary”), payable in accordance with Company’s standard payroll practices.  The Base Salary shall be in the gross annual amount of Two Hundred Fifty Thousand Dollars ($250,000.00).

b.           Incentive Award.  As additional compensation, Executive shall receive an annual bonus for each of the first three (3) years following commencement of employment with Company equal to twenty-five percent (25%) of the DEID Pre-Tax Profit (as defined below) generated by the DEI Division of Company in each such year, calculated on a fiscal year basis (July 1 – June 30).  Any incentive award earned under this paragraph 4 will be paid within 90 days of the end of such fiscal year, subject to the terms of this Agreement, and partial fiscal years shall be pro-rated.

For purposes of this Agreement:

“DEID” means Company’s DEI Division, or whatever entity Company designates to manage the assets acquired from DEI.

“DEID Pre-Tax Profit” means DEID Net Profit before DEID Taxes, calculated in accordance with U.S. generally accepted accounting principles consistently applied, as in effect from time to time (“GAAP”).

“DEID Net Profit” is equal to the difference between (i) DEID Revenue and (ii) DEID Expenses, calculated in accordance with GAAP (including DEID Taxes).

“DEID Revenue” shall mean the appropriate amount from DEID Gross Sales for goods sold or services provided by DEID during the Period, calculated in accordance with GAAP.

“DEID Gross Sales” or “DEID Gross Product Sales” means the total DEID sales, after deducting for DEID customer discounts, allowances or returns, attributable to DEID, calculated in accordance with GAAP.

“Period” shall mean a fiscal year of Company.

“DEID Expenses” shall include DEID Cost of Goods Sold and DEID Expense Allocation.

“DEID Cost of Goods Sold” shall include manufacturing and distribution costs for products sold and programs licensed, operating costs related to product support service centers and product distribution centers, costs incurred to support and maintain Internet-based products and services, warranty costs, inventory write-downs, costs associated with the delivery of consulting services, costs associated with promoting, selling and marketing the products (including fees and costs related to advertising, trade shows and other trade events, production of collateral materials and market research, and other costs related to the marketing and sale of the products, and an allocation for marketing personnel costs associated with DEID-related services that are not otherwise captured under the “DEID Expense Allocation”), and DEID Research and Development Expenses.

“DEID Expense Allocation” shall mean the allocation of Company’s and its subsidiaries’  operating expenses, including general and administrative-related, facilities-related, indirect employee and consultant and other operating expenses, equal to 4% of the DEID Revenue calculated in accordance with GAAP, but no less than $400,000 on an annual basis, and calculated commencing on January 9, 2008.

“DEID Gross Profit” means the DEID Gross Sales for goods and services provided by DEID less DEID Cost of Goods Sold, DEID Expense Allocation, and direct DEID employee and consultant costs (including base salary, quarterly payments and bonuses paid to Selling Stockholder) calculated commencing on January 9, 2008, and calculated in accordance with GAAP; provided, however, quarterly payments and bonuses paid to Executive pursuant to the Merger Agreement shall only be included in the calculation of “DEID Gross Profit” for the first six (6) months from the Closing Date of the Merger Agreement, thereafter, the amount, if any, of such quarterly payments and bonuses shall be negotiated in good faith between the Company and Executive to reflect Executive’s ongoing responsibilities with respect to Company, its subsidiaries and DEID.

“DEID Research and Development Expenses” shall include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development, as well as third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content.

“DEID Tax” and, collectively, “DEID Taxes” mean any and all federal and state income taxes in each case attributable to DEID and/or allocable on a reasonable basis to DEID by Company.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated February 25, 2008, by and among TWL Corporation, a Nevada corporation (“Parent”), the Company, Divergent Entertainment, Inc., a Minnesota corporation, and Executive.

c.           Expenses.  Company will reimburse Executive for any and all ordinary, necessary and reasonable business expenses that Executive incurs in connection with the performance of Executive’s duties under this Agreement, including entertainment, telephone, travel and miscellaneous expenses.  Executive must obtain proper approval for such expenses pursuant to Company’s policies and procedures and Executive must provide Company with documentation for such expenses in a form sufficient to sustain Company’s deduction for such expenses under the Internal Revenue Code.

d.           Time Off.  Executive will be entitled to time off with or without pay in accordance with Company’s policies in effect at any particular time; provided, however, that Executive shall, in any event, be entitled to a minimum of 20 days of paid personal, vacation and sick days, in the aggregate, during each full year of employment.

e.           Health, Disability and Life Insurance, and other Executive Benefit Plans.  Company will provide Executive with the same health, disability, and life insurance coverage provided generally to other full-time salaried employees of Company, and with other employee benefit plans which are presently existing or which may be established in the future by Company for its full-time salaried employees, subject to the terms and conditions of the applicable benefit plans.

f.           Indemnification.  Company will defend, indemnify and hold Executive harmless from costs, expenses, damages and other liability incurred by Executive as a result of performing services to Company, subject to the limitations and other terms and conditions of applicable Texas statutes and Company’s Articles of Incorporation or By Laws.

5.           Termination.  Executive’s employment may be terminated at any time as follows:

a.           Death.  Executive’s employment shall automatically terminate upon Executive’s death.

b.           Disability.  Either party may terminate Executive’s employment at any time, upon written notice to the other party if Executive sustains a disability which precludes Executive from performing the essential functions of Executive’s job, with or without reasonable accommodations, as defined, and if required, by applicable state and federal disability laws.  Executive shall be presumed to have such a disability for purpose of this Agreement if Executive qualifies, because of illness or incapacity, to begin receiving disability income insurance payments under any long term disability income insurance policy that Company maintains for the benefit of Executive.  If Executive does not qualify for such payments, Executive shall nevertheless be presumed to have such a disability if Executive is substantially incapable of performing the essential functions of Executive’s job for a period of more than twelve (12) weeks.

c.           With Cause.  Company may terminate Executive’s employment at any time, with or without “Cause,” upon written notice to Executive.  “Cause” shall be defined as:

(1)           Executive’s repeated failure or refusal to perform or observe Executive’s duties, responsibilities and obligations as an Executive of Company, for reasons other than disability;

(2)           Any dishonesty or other breach of the duty of loyalty of Executive affecting Company or any customer, vendor or Executive of Company;

(3)           Use of alcohol or other drugs in a manner which affects the performance of Executive’s duties, responsibilities and obligations as an Executive of Company;

(4)           Conviction of Executive of a felony or of any crime involving misrepresentation, moral turpitude or fraud;

(5)           Commission by Executive of any other willful or intentional act which could reasonably be expected to injure the reputation, business or business relationships of Company and/or Executive;

(6)           Executive’s breach of any material term(s) or material condition(s) of this Agreement or any written agreement entered into with Company that materially and adversely impacts the Company, or is reasonably anticipated by the Company to result in a material and adverse impact to the Company; or

(7)           The consummation of an “Unwind Transfer” by Company or its parent company pursuant to that certain Agreement and Plan of Merger by and among TWL Corporation, Company, Executive and Divergent Entertainment, Inc., dated on or about the date hereof;

(8)           The existence of any court order or settlement agreement prohibiting Executive’s continued employment with Company.

Notwithstanding anything to the contrary contained herein, none of the foregoing events (other than clauses 4 and 7) shall constitute "Cause" for purposes of this Agreement unless the Company gives Executive written notice delineating the claimed event or circumstance and setting forth the Company's intention to terminate Executive's employment if such claimed event or circumstance is not duly remedied within 30 days following such notice from the Board of Directors, and Executive fails to remedy such event or circumstance within such 30-day period.  The determination of “Cause” shall be made in the reasonable discretion of Company’s Board of Directors, acting in good faith.

d.           Resignation.  Executive may, upon four (4) weeks written notice to Company, terminate Executive’s employment at any time and for any reason.  Upon receiving such notice, Company may, in its sole discretion, opt not to have Executive provide active employment services during some or all of the notice period, and place Executive on a paid leave of absence for some or all of the notice period.  If Company exercises this option, it shall not convert the resignation to a termination by Company.  Executive’s resignation will be considered a “Resignation for Good Reason” if, without Executive’s written consent:

(i)             the Company has breached any material term(s) or material condition(s) of this Agreement, which breach was not caused by Executive and has not been cured by the Company within 30 days after receiving written notice from Executive delineating the claimed breach and setting forth his intention to terminate his employment if such breach is not duly remedied within 30 days;

(ii)            the Company has asked Executive to relocate outside of the United States , without Executive's written consent;

(iii)           the Company has materially reduced Executive's duties and responsibilities compensation or title (except in the event of an “Unwind Transfer”), which reduction has not been cured by the Company within 30 days after receiving written notice from Executive delineating the claimed reduction and setting forth his intention to terminate his employment if such breach is not duly remedied within 30 days;

(iii)           the Company has assigned duties and responsibilities to Executive that are inconsistent with Executive's position; or

(iv)     The Company notifies Executive in writing of its intent to take any of the above actions.

6.           Payments and Benefits Upon Termination.  Upon the termination of Executive’s employment, Executive shall only be entitled to the following payments and benefits:

a.           Disability; Death.  If Executive’s employment is terminated due to the disability or death of Executive, regardless of the date of termination, Executive or Executive’s estate or heirs, as appropriate, shall be paid (i) all remaining Incentive Award payments pursuant to Section 4(b) above; (ii) any benefits payable under any disability or life insurance policy maintained by Company for the benefit of Executive at the time of the termination of employment, subject to the terms and conditions of such policies; (iii) Executive’s accrued but unpaid vacation, prorated through the date of termination; (iv) any unpaid expense reimbursement; and (v) Executive’s or Executive’s estate or heir’s, as appropriate, other accrued and vested benefits, if any, under any of Company’s Executive benefit plans (e.g., 401(k) plan), subject to the terms and conditions of those plans.

b.           For Cause. If Company terminates Executive’s employment for Cause, regardless of the date of termination, Executive shall be paid (i) Executive’s Base Salary, prorated through the date of termination; (ii) Executive’s accrued but unpaid vacation, prorated through the date of termination; (iii) any unpaid expense reimbursement; (iv) all remaining Incentive Award payments pursuant to Section 4(b) above; and (v) Executive’s other accrued and vested benefits, if any, under any of Company’s Executive benefit plans (e.g., 401(k) plan), subject to the terms and conditions of those plans.

c.           Resignation.  If Executive resigns, regardless of the date of termination, Executive shall be paid (i) Executive’s Base Salary, prorated through the date of termination; (ii) Executive’s accrued but unpaid vacation, prorated through the date of termination; (iii) any unpaid expense reimbursement; and (iv) Executive’s other accrued and vested benefits, if any, under any of Company’s Executive benefit plans (e.g., 401(k) plan), subject to the terms and conditions of those plans.

d.           Resignation for or without Good Reason; Without Cause. If Executive resigns for Good Reason or without Good Reason, or Company terminates Executive’s employment without Cause, regardless of the date of termination, Executive shall be paid the same payments and benefits as set forth in Subparagraph 6(b), subsections (i), (ii), (iii) and (v) above, but shall not be entitled to any additional Incentive Award payments pursuant to Section 4(b) above.  In addition, Company shall continue to pay Executive’s Base Salary as of the date of termination for a period of twelve (12) months following termination, payable in accordance with Company’s standard payroll policies.

7.           Business Protections; Inventions Assignment.

a.           Confidential Information.

(1)           “Confidential Information,” as used in this Section 7, means any information or data of a special and unique nature and value concerning or belonging to the Company or its businesses or concerning the entities, or their respective businesses, which control, are controlled by or are under common control with the Company (collectively the “Affiliates”), or that the Company or any Affiliate is obligated to treat as proprietary, including without limitation:

(i)	trade secret information about the Company or any Affiliate or its products or services;

(ii)
information or material relating to the Inventions as defined in Section 8 below, improvements, discoveries, “know-how,” technological developments, or unpublished writings or works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture, or marketing of the Company’s or any Affiliate’s products or services;

(iii)	information which when received is marked as “proprietary,” “private,” or “confidential;”

(iv)
information concerning the Company’s or any Affiliate’s business, as the Company or such Affiliate has conducted it or as they may conduct it in the future, including without limitation, such matters as the Company’s and Affiliate’s personnel and compensation information, accounts, procedures, manuals, business plans, prospect names and lists, existing and potential business opportunities, customer lists and contracts, customers’ need for Company’s or an Affiliate’s products, litigation and other legal matters;  and

(v)
information concerning any of the Company’s or any Affiliate’s past, current, or possible future products or services including, without limitation, information about the Company’s or any Affiliate’s research, development, engineering, purchasing, financial cost and sales data, supply sources and resources, manufacturing, accounting, marketing or distribution, (whether the Executive or others originated such information or data and regardless of how the Executive obtained it).

“Confidential Information” shall not include any information or data which the Executive can show: (a) was required to be disclosed by applicable law, provided that any such disclosure shall only be made to the minimum extent required by applicable law or (b) to be now or to later become generally available to the public through no fault of the Executive.

(2)           Executive acknowledges that the Company has taken reasonable measures to preserve the secrecy of its Confidential Information, including, but not limited to, requiring Executive to execute this Agreement.  The Executive will not, during or after the term of employment, use in any fashion not in furtherance of the Company’s business or disclose Confidential Information to any person not authorized by the Company to receive it.  Such authorization may only be provided in writing by the Board.  Upon termination or expiration of the Executive’s employment with the Company, the Executive will promptly turn over to the Company all documents and records and any compositions, software, source code, articles, works in progress, devices, apparatus, computer equipment, diskettes, and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession or control, regardless of who prepared them.

(3)           All Confidential Information obtained by the Executive prior to the Effective Date of this Agreement is subject to this Agreement.

(4)           The obligations of this Section 7 shall survive the termination of this Agreement.

b.           Inventions.

(1)           Inventions Retained and Licensed. Executive has attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets, which were conceived in whole or in part by Executive prior to his employment with the Company to which Executive has any right, title or interest which relate to the Company’s proposed business, products, or research and development (“Prior Inventions”); or, if no such list is attached, Executive represents and warrants that there are no such Prior Inventions.  Furthermore, Executive represents and warrants that the inclusion of any Prior Inventions from Exhibit A of this Agreement will not materially affect Executive’s ability to perform all obligations under this Agreement.  If, in the course of Executive’s employment with the Company, Executive incorporates into or use in connection with any product, process, service, technology or other work by or on behalf of Company any Prior Invention, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Prior Invention as part of or in connection with such product, process, service, technology or other work and to practice any method related thereto.

(2)           Assignment of Inventions. Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under patent, copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Company and within the scope of his employment with the Company, or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information (collectively referred to as “Inventions”).  Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  Executive understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due to Executive as a result of the Company’s efforts to commercialize or market any such Inventions.

(3)           Maintenance of Records. Executive agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Executive (solely or jointly with others) during the term and within the scope of Executive’s employment with the Company.  The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company.  The records are and will be available to and remain the sole property of the Company at all times.

(4)           Patent and Copyright Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto.  Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of my mental or physical incapacity or for any other reason to secure Executive’s signature with respect to any Inventions including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by Executive.

c.           Non-compete Provisions.  During the term of his employment, and for a period of eighteen (18) months after termination of employment, Executive will not, directly or indirectly, personally engage in, nor shall Executive own, manage, operate, join, control, consult with, participate in the ownership, operation or control of, be employed by, or be connected in any manner with any person or entity which solicits, offers, offers to provide, or provides any services or products similar to those which Company, its parent company, or its parent company’s subsidiaries offer to their customers or prospective customers, or propose to offer at the time of termination.

Without limiting the generality of the above language, Executive expressly agrees that during the period discussed above, he will not directly or indirectly (on his/her own behalf or on behalf of another person or entity) sell such services or products to, attempt to sell such services or products to, or otherwise solicit purchases of such services or products from, the following:

(i)
any customer with whom Executive (or any other Executive or representative under Executive’s supervision) has had direct or indirect contact or to whom Executive (or any other Executive or representative under Executive’s supervision) has directly or indirectly sold such services or products  during the period of Executive’s employment; or

(ii)
any prospective customer who has been directly or indirectly solicited by Company, or who has approached Company, and with whom Executive (or any other Executive or representative under the Executive’s supervision) has had direct or indirect contact or to whom Executive (or any other Executive or representative under Executive’s supervision) has directly or indirectly attempted to sell such services or products during the term of Executive’s employment.

d.           Exception to Non-compete.

(i)           The restrictions contained in Section 7(c) shall not prevent Executive from owning up to one percent (1%) of a publicly held company which competes with Company, as long as Executive does not otherwise violate the terms of this Agreement.

(ii)           The restrictions contained in section 7(c) shall not apply post-termination if: 1) Company terminates Employee’s employment without cause, but fails to pay the required salary continuation; 2) Employee resigns for Good Reason and the Company fails to pay the required salary continuation; or 3) there is the consummation of an “Unwind Transfer” pursuant to that certain Agreement and Plan of Merger by and among TWL Corporation, Company, Executive and Divergent Entertainment, Inc., dated on or about the date hereof.

e.           Workforce Protection.  Executive will not, for a period of two (2) years following the termination of his employment, directly or indirectly solicit any of Company’s or its parent company’s employees for the purpose of hiring them or inducing them to leave their employment with Company or its parent company.

f.           Stipulated Reasonableness.  Executive acknowledges that the nature of Executive’s position, the period of time necessary to fill Executive’s position, Executive’s access to Confidential Information, and the period of time necessary to erase the identification between Company and Executive, commands that the two (2) year non-solicitation and eighteen (18) month non-competition periods be imposed for the protection of Company’s and its parent company’s legitimate interests.

g.           Remedies.  Executive acknowledges and agrees that his breach of this Agreement would cause irreparable harm to the Company and that such harm may not be compensable entirely with monetary damages.  If Executive violates this Agreement, the Company may, but shall not be required to, seek injunctive relief and/or any other remedy allowed at law, in equity, or under this Agreement.  Any injunctive relief sought by the Company shall be in addition to and not in limitation of any monetary relief or other remedies or rights to which the Company is or may be entitled at law, in equity, or under this Agreement.

8.           Miscellaneous.

a.           Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and, except as otherwise stated, supersedes any and all oral or written prior agreements and understandings with respect to such subject matter; the parties have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.

b.           Construction.  Each provision of this Agreement shall be interpreted so that it is valid and enforceable under applicable law.  If any provision of this Agreement is to any extent invalid or unenforceable under applicable law, that provision will still be effective to the extent it remains valid and enforceable.  The remainder of this Agreement also will continue to be valid and enforceable, and the entire Agreement will continue to be valid and enforceable in other jurisdictions.

c.           Waivers.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  A waiver shall operate only as to the specific term or condition waived.  No waiver shall constitute a continuing waiver or a waiver of such term or condition for the future unless specifically stated.  No single or partial exercise of any right or remedy under this Agreement shall preclude any party from otherwise or further exercising such rights or remedies, or any other rights or remedies granted by law or any other document.

d.           Captions.  The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

e.           Modification.  This Agreement may not be altered, modified or amended except by an instrument in writing signed by each of the parties hereto.

f.           Governing Law.  The laws of the State of Texas shall govern the validity, construction and performance of this Agreement, to the extent not pre-empted by federal law.

g.           Forum. Any legal proceeding related to this Agreement shall be brought in an appropriate Texas court, and each of the parties hereto hereby consents to the exclusive jurisdiction of the courts of the State of Texas for this purpose.

h.           Attorneys’ Fees.  If any legal action or proceeding is brought to enforce this Agreement, or because of an alleged dispute, breach, default, misrepresentation or any other claim arising out of or related to this Agreement, the prevailing party in any such action or proceeding shall recover their reasonable attorneys fees and costs incurred in connection with the prosecution or defense of any such action.

i.           Notices.  All notices and other communications required or permitted under this Agreement shall be in writing, and provided to the other party either in person, by fax, or by certified mail.  Notices to Company must be provided or sent to its Board; notices to Executive must be provided or sent to Executive in person or at Executive’s home.

j.           Survival.  Notwithstanding the termination of Executive’s employment with Company, the terms of this Agreement which relate to periods, activities, obligations, rights or remedies of the parties upon or subsequent to such termination shall survive such termination and shall govern all rights, disputes, claims or causes of action arising out of or in any way related to this Agreement.

k.           Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of Company’s successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TWL Knowledge Group, Inc..

Daniel Hammett	By:
Its: